UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 25, 2013

NEWMONT MINING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification Number)

6363 South Fiddlers Green Circle

Greenwood Village, Colorado 80111

(Address and zip code of principal executive offices)

(303) 863-7414

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March, 25, 2013, Newmont Mining Corporation (the “Company”) announced the appointment of Chris Robison, age 55, to the role of Executive Vice President, Operations and Projects, effective May 1, 2013.

Mr. Robison has more than 32 years of experience in the copper, gold, molybdenum, borates and talc mining sectors. From late 2012 to early 2013, Mr. Robison provided certain consulting services to the Company in connection with labor negotiation strategy, safety effectiveness and operational efficiencies. Prior to that, he served as the Chief Operations Officer for Rio Tinto Minerals from 2006 to 2012, where he managed a global portfolio of mines, processing and shipping facilities. Previously, Mr. Robison served as Chief Operations Officer for U.S. Borax Inc. from 2001 to 2006 with responsibility for mining, refining and distribution facilities on four continents. In the copper and gold sector, Mr. Robison previously served as Vice President and General Manager, Mining and Concentrating from 2000 to 2001 for Kennecott Utah Copper, with responsibility for the Bingham Canyon copper mine and Barney’s Canyon gold mine along with a concentrator plant, smelter and refinery. Mr. Robison holds a Bachelor of Science degree in Metallurgical Engineering from the University of Nevada’s Mackay School of Mines. He is also a member of the Society of Metallurgical Engineers and has served on the Board of Directors of the Utah Mining Association. He currently serves on the University of Nevada’s Mackay School of Mines Advisory Board.

In the Executive Vice President, Operations and Projects position with the Company, Mr. Robison will have a base salary of $700,000, a target cash bonus at 125% of annual base salary and a one-time total long-term equity incentive target compensation of 350% of annual base salary. Mr. Robison’s cash bonus incentives shall be delivered according to the Company’s incentive programs as described in the Company’s 2013 Annual Proxy Statement, dated March 7, 2013. For equity incentives, Mr. Robison will participate in the Company’s strategic stock unit program, but he will not participate in the performance leveraged stock unit program. Each of these equity programs are described in detail in the Company’s 2013 Annual Proxy Statement. Mr. Robison will be eligible for the Executive Change of Control Plan of the Company, but will not be eligible for the Severance Plan of the Company. In addition, Mr. Robison will receive a sign-on bonus in the amount of $500,000, within 30 days of beginning employment. If Mr. Robison voluntarily separates employment from the Company within 24 months of his effective date of hire, he will have an obligation to repay the Company a pro-rated amount of the sign-on bonus equal to 1/24th of the full amount for each month of the 24 months of employment not attained.

As noted above, Mr. Robison provides certain consulting services to the Company. Under the existing consulting arrangement, he is entitled to compensation in an amount of $625 per hour for services rendered in connection with labor negotiation strategy, safety effectiveness and operational efficiencies. Total consulting fees paid to Mr. Robison for services rendered in 2012 and 2013 as of the date of this report did not exceed an aggregate amount of $20,000 and are not currently expected to exceed an additional $15,000 for the remainder of the term of the consulting arrangement. The consulting arrangement will terminate on April 15, 2013 and will no longer be in effect at the time of Mr. Robison’s appointment to the role of Executive Vice President, Operations and Projects.

There is no other arrangement or understanding between Mr. Robison and any other persons pursuant to which he was elected as the Executive Vice President, Operations and Projects of the Company. Mr. Robison does not have a family relationship with any member of the Board of Directors or any executive officer of the Company, and Mr. Robison has not been a participant or had any interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description

99.1	News Release dated March 25, 2013.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Stephen P. Gottesfeld
Name:	Stephen P. Gottesfeld
Title:	Executive Vice President, General Counsel and Corporate Secretary

Dated: March 26, 2013

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	News Release dated March 25, 2013.